Exhibit 2

September 12, 2022

GIP III Sol Acquisition, LLC

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas, 30th Floor

New York, New York 10105

Email: Jonathan.Bram@global-infra.com; Julie.Ashworth@global-infra.com

Attention: Jonathan Bram; Julie Ashworth

Re: Letter Agreement (this “Letter Agreement”)

This Letter Agreement memorializes the agreement among GIP III Sol Acquisition, LLC, a Delaware limited liability company (the “GIP Investor”), TotalEnergies Renewables USA, LLC, a Delaware limited liability company (the “TTE Investor”, and together with the GIP Investor, the “Investors”) and Sol Holding, LLC, a Delaware limited liability company (the “Company”), as to the manner in which the Investors shall exercise certain governance, transfer, exit and related rights with respect to the Company and SunPower Corporation, a Delaware corporation (“SPWR”). For the purposes of this Letter Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A attached hereto.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, parties hereto, intending to be legally bound, hereby agree as follows:

1.          Board Voting. Each Investor shall cause its designees to the SPWR Board of Directors to not take, consent to or approve (except when refraining from taking, consenting to or approving such action would, based on the advice of legal counsel, be inconsistent with such designee’s fiduciary duties) any matter in such designees’ capacities as members of the SPWR Board of Directors not unanimously authorized by the Managers.

2.          Voting Agreement. Notwithstanding anything in Section 3 of this Letter Agreement to the contrary, except as may otherwise be agreed by each of the Investors in writing, the Company shall, and each Investor agrees to, take all actions necessary or reasonably advisable to cause the Company, and any Manager designated by such Investor, to:

(a)          designate, nominate, appoint, classify and elect to the SPWR Board of Directors such individuals as the Company or the TTE Investor and its Affiliates is entitled to appoint pursuant to the Affiliation Agreement; provided, however, that for so long as the TTE Investor and its Affiliates are entitled to appoint at least five (5) directors to the SPWR Board of Directors, the GIP Investor shall have the right to appoint two (2) of such five (5) directors; provided, further, that, for the avoidance of doubt, for purposes of the Affiliation Agreement, any such individual appointed to the SPWR Board of Directors pursuant to this Letter Agreement shall be considered a Terra Director (as such term is defined under the Affiliation Agreement);

(b)          cause the Company to operate in accordance with, and subject to, the rights and obligations of the TTE Investor and its Affiliates under the Affiliation Agreement; and

(c)          enter into any voting, proxy, consent or similar agreement reasonably requested by an Investor, so as to ensure the provision of any designation rights contemplated to be provided to such Investor pursuant to this Section 2 of this Letter Agreement.

3.          Actions Requiring Majority Approval of the Board.

(a)          Notwithstanding Section 1 of this Letter Agreement, each Investor shall cause its designees to the SPWR Board of Directors to not take, consent to or approve (except where taking, consenting to or approving such action would, based on the advice of legal counsel, be inconsistent with such designees’ fiduciary duties) any of the following matters with respect to any of the SPWR Companies without the consent or vote of a majority of the Managers entitled to vote on the matter:

(i)          enter into any transaction or series of related transactions with a value less than or equal to $25 million;

(ii)         incur any Indebtedness, assume any Indebtedness of, or guarantee or otherwise become responsible for the obligations of, any Person, in each case less than or equal to $25 million (so long as it does not result in any material Lien on any material assets or properties of any of the SPWR Companies); or

(iii)         vote in favor of, agree, cause to be done or commit to do any of the foregoing.

(b)          Notwithstanding anything in Section 1 or this Section 3 of this Letter Agreement to the contrary, each of the Investors hereby acknowledges that the Company does not have the right to control or direct the operations of SPWR, and no Investor shall, directly or indirectly, be in breach of Section 1 or Section 3(a) of this Letter Agreement (i) for any action taken by SPWR if an individual appointed to the SPWR Board of Directors by such Investor votes on, approves or consents to (if such individual, in its capacity as a member of the SPWR Board of Directors, has the right to vote on, approve or consent to) matters in respect of such action in a manner consistent with this Letter Agreement and (ii) if such individual has no right to vote on, approve or consent to an action to be taken by SPWR and such action is taken by SPWR that would otherwise be in violation of Section 3(a).

4.          Restrictions on Transfers of Units. Except as otherwise set forth in this Letter Agreement, the Units may be Transferred to any Person (and are otherwise freely transferable, salable and assignable, in whole or in part).

(a)          In each case:

(i)          other than pursuant to a Permitted Transfer or as contemplated in Section 7, no Unit may be Transferred by any Investor that is a part of a Significant Member Group until the one-year anniversary of the Closing Date;

(ii)         except as otherwise set forth pursuant to Section 7, 8, 9, or 10 of this Letter Agreement, no Investor shall directly Transfer any Units on or after the one-year anniversary of the Closing Date (x) if such Transfer would result in the Company not being deemed to be a “Subsidiary” of “Terra” (as such terms are defined in the Affiliation Agreement) (y) to a Person who would not be deemed to be part of the “Terra Group” (as defined in the Affiliation Agreement), prior to giving effect to such Transfer or (z) if, after giving effect to such Transfer, such Investor would be deemed to have Transferred 10% of the “Total Current Voting Power” (as such term is defined in the Affiliation Agreement) of SPWR since the date of this Letter Agreement; and

(iii)        no Unit may be Transferred by any Investor to any Person unless such Person is an Eligible Holder.

(b)         The direct Transferor and the direct Transferee of any Units shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) incurred in connection with such Transfer or proposed Transfer of such Units, whether or not consummated. Without limiting the foregoing, each Member shall bear its own expenses incurred in connection with this Section 4 of this Letter Agreement.

(c)          No Transfer of Units may be made without the consent of each Significant Member Group if such Transfer would (i) cause the Company to be taxed as an association taxable as a corporation (including for the avoidance of doubt a “publicly-traded partnership” within the meaning of Code Section 7704) for federal or applicable state or local income tax purposes, (ii) require the registration of Units pursuant to any applicable federal or state securities laws, (iii) cause the Company to be subject to regulation under the Investment Company Act of 1940 or subject the Company or any of its Affiliates to the Investment Advisers Act of 1940 or ERISA or (iv) violate any applicable law.

(d)          Notwithstanding anything in this Letter Agreement to the contrary, in connection with any Transfer of Units, the Transferee and Transferor shall comply with the terms and conditions of the Affiliation Agreement with respect to such Transfer, including all obligations imposed by the Affiliation Agreement that are to occur following such Transfer.

(e)          Any Member that Transfers any of its Company Percentage Interest and associated Units in accordance with the provisions of this Letter Agreement shall promptly provide written notice thereof to the Company and to the other Members.

5.          Effect of Non-Compliance.

(a)          ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF THIS LETTER AGREEMENT WILL BE VOID AB INITIO AND OF NO FORCE OR EFFECT WHATSOEVER.

(b)          Without limiting the foregoing, if any Unit or Certificate representing a Unit is purported to be Transferred in whole or in part in contravention of this Letter Agreement, the Person to whom such purported Transfer was made shall not be entitled to any rights as a Member whatsoever, including, without limitation, any of the following rights:

(i)          to participate in the management, business or affairs of the Company;

(ii)         to receive any reports or obtain information concerning the Company;

(iii)        to inspect or copy the Company’s books or records;

(iv)        to receive any Economic Interest in the Company; or

(v)         to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor.

6.          Right of First Offer.

(a)          In addition and subject to the restrictions contained in the other applicable provisions of this Letter Agreement, in the event that an Investor (in its capacity as such, a “Transferring Member”) intends to Transfer all or a portion of its Units (“Offered Units”) on or after the one-year anniversary of the Closing Date other than pursuant to a Permitted Transfer and other than pursuant to a TTE Exit (with respect to which Section 8 of this Letter Agreement shall apply), then the Transferring Member shall deliver written notice (“Sale Notice”) to each then-existing Significant Member Group (any such Investor receiving a Sale Notice hereunder, a “Non-Transferring Member”). For the avoidance of doubt, in the event there are no Non-Transferring Members, the Transferring Member shall be free to Transfer the Offered Units without providing a Sale Notice or otherwise being subject to the provisions of this Section 5 below with respect to such Transfer.

(b)          Within forty-five (45) days of the receipt of the Sale Notice by the Non-Transferring Members, the Non-Transferring Members shall have a right to make a first offer (a “Non-Transferring Member Offer”) stating (i) the price per Unit in cash at which the Non-Transferring Members propose to acquire all of the Offered Units (the “Offered Unit Price”) and (ii) the other material terms and conditions of such Non-Transferring Member Offer.

(c)          If the Transferring Member receives an offer from any Non-Transferring Member to purchase one hundred percent (100%) of the Offered Units within the forty-five (45) day period provided in Section 6(b) of this Letter Agreement, then the Transferring Member shall be free, at the election of such Transferring Member (exercisable in its sole discretion) to either (i) accept the offer with the highest Offered Unit Price from the applicable Non-Transferring Member, or (ii) pursue a sale of the Offered Units to a Third Party pursuant to Section 6(d) of this Letter Agreement. If the Transferring Member elects to accept a Non-Transferring Member Offer, the applicable Non-Transferring Member will have one hundred twenty (120) days from such acceptance within which to close their purchase of the Offered Units, subject to extension to the extent necessary to satisfy applicable regulatory approvals or other material third party approvals; provided that such material third party approvals would generally be applicable to any acquiror of such Offered Units (and are not approvals of lenders or other contractual counterparties of the acquiring Non-Transferring Member).

(d)          If the Transferring Member elects not to accept any Non-Transferring Member Offer, then the Transferring Member shall be free, at the election of the Transferring Member (exercisable in its sole discretion) to (for a period of two hundred seventy (270) days (subject to extension for required regulatory approvals or other material third party approvals) following the conclusion of the forty-five (45) day period provided in Section 6(b) of this Letter Agreement) Transfer all of the Offered Units to any Person at any price equal to no less than one hundred percent (100%) of the highest Offered Unit Price, and on other economic terms and conditions which, when taken as a whole, are more favorable to the Transferring Member as the terms and conditions contained in the Non-Transferring Member Offer containing the highest Offered Unit Price, taken as a whole.

(e)          If (i) the Transferring Member does not receive an offer to purchase one hundred percent (100%) of the Offered Units from the Non-Transferring Members within the forty-five (45) day period provided in Section 6(b) of this Letter Agreement, or (ii) the applicable Non-Transferring Member does not close its purchase of the Offered Units within one hundred twenty (120) days after the Transferring Member accepts such offer pursuant to Section 6(c)(i) of this Letter Agreement, then for a period of two hundred seventy (270) days (subject to extension for required regulatory approvals or other material third party approvals) following the conclusion of the forty-five (45) day period provided in Section 6(b) of this Letter Agreement or the one hundred twenty (120) day period provided in the last sentence of Section 6(c) of this Letter Agreement, as applicable (after which time, any proposed Transfer subject to this Section 6 shall be subject to the applicable provisions of this Section 6 anew to the extent provided herein), the Transferring Member shall be free, at the election of such Transferring Member (exercisable in its sole discretion) to, Transfer all of the Offered Units to any Eligible Holder at any price.

(f)          In the event of any proposed sale pursuant to the foregoing clause (d) or (e), the Company shall direct the Managers and Officers to (i) permit potential purchasers selected by the Transferring Member, after executing a confidentiality agreement in such form as shall be reasonably acceptable to the Board, to conduct a due diligence review of the Company and its business, operations, prospects, assets, liabilities, financial condition and results of operations, (ii) cooperate in allowing potential purchasers to visit the offices of the Company and (iii) make available the Officers of the Company for the purpose of making presentations to such potential purchasers and answering questions posed by them, who shall provide reasonable cooperation during normal business hours and upon reasonable advance notice, and at such Transferring Member’s sole cost and expense.

(g)         An Investor may assign its rights to acquire Offered Units under this Section 6 to, and such rights may be exercised on behalf of such Investor by, any Person to whom such Investor would have been permitted to Transfer such Offered Units pursuant to a Permitted Transfer immediately following such Investor’s acquisition thereof; provided that such assignment does not cause such Investor’s Member Group to consist of more than five Members.

7.          SPWR Take Private Transactions.

(a)          In the event that the GIP Investor or any of its Affiliates proposes to consummate a merger, consolidation, sale or other transaction with SPWR pursuant to which SPWR would become a wholly owned subsidiary of the GIP Investor or any of its Affiliates and such transaction would require the approval of the SPWR stockholders (a “Take Private Merger”), the TTE Investor shall cause its designees to the Board to vote the shares of SPWR held by the Company in favor of the transaction at any SPWR stockholder meeting called to approve such transaction (and to the extent relevant will cause its designees on the SPWR Board of Directors to vote in favor of the transaction at the SPWR Board level); provided, that, such obligation shall exist only to the extent that all of the following are satisfied: (i) the shares of SPWR held by the Company will receive the same consideration on a per share basis as will the shares of SPWR held by all other stockholders of SPWR; (ii) the price to be paid per SPWR share in the Take Private Merger is equal to or greater than the Approved Threshold; and (iii) such Take Private Merger is consummated or SPWR has entered into a definitive agreement with respect to a Take Private Merger prior to the two-year anniversary of the Closing Date.

(b)          In the event that the GIP Investor or any of its Affiliates commences an offer to purchase all of the issued and outstanding shares of common stock of SPWR (a “Take Private Tender Offer” and, together with a Take Private Merger, a “Take Private Transaction”), the TTE Investor shall cause its designees to the Board to vote in favor of the tender by the Company of the shares of SPWR held by the Company (and to the extent relevant will cause its designees on the SPWR Board of Directors to vote in favor of the transaction at the SPWR board level); provided, that, such obligation shall exist only to the extent that all of the following are satisfied: (i) the shares of SPWR held by the Company will receive the same consideration on a per share basis as will the shares of SPWR held by all other stockholders of SPWR; (ii) the price offered per share in the Take Private Tender Offer is equal to or greater than the Approved Threshold; and (iii) the GIP Investor or its Affiliate, as applicable, has entered into a definitive agreement with respect to a Take Private Tender Offer or has filed a Schedule TO with the Commission relating to the Take Private Tender Offer or has otherwise publicly commenced such Take Private Tender Offer prior to the two-year anniversary of the Closing Date.

(c)          Notwithstanding anything to the contrary in this Letter Agreement, in the event that (i) the GIP Investor or any of its Affiliates wishes to propose a Take Private Transaction, (ii) the price to be paid per SPWR share in the proposed Take Private Transaction will be equal to or greater than the Approved Threshold, and (iii) the two year anniversary of the Closing Date has not yet occurred, then the TTE Investor will use its commercially reasonable efforts to cooperate with the GIP Investor, and cause the Company to cooperate with the GIP Investor, to enable the GIP Investor to comply with (A) applicable law and (B) Section 2.1 of the Affiliation Agreement, such that the Take Private Transaction would qualify as a “Terra Tender Offer” or “Terra Merger” under the Affiliation Agreement (including permitting the Take Private Transaction to be effected by the Company subject to an obligation to redeem the TTE Investor’s Company Percentage Interest in the shares of SPWR held by the Company for the same consideration received by other stockholders of SPWR immediately following the consummation of such transaction). Without limiting the foregoing, the TTE Investor’s cooperation could also include the equivalent to the steps described in Section 8(g) of this Letter Agreement mutatis mutandis.

(d)          Notwithstanding anything to the contrary in this Letter Agreement, in the event that (i) the GIP Investor or any of its Affiliates wishes to propose a Take Private Transaction, and (ii) the two year anniversary of the Closing Date has not yet occurred, but (iii) the price to be paid per SPWR share in the proposed Take Private Transaction is not equal to or greater than the Approved Threshold, the TTE Investor and the TotalEnergies Member Group shall nonetheless be required to cause its designees to the Board to vote the shares of SPWR held by the Company in favor of the transaction at any SPWR stockholder meeting called to approve such transaction (and to the extent relevant will cause its designees on the SPWR Board of Directors to vote in favor of the transaction at the SPWR board level) so long as all the shares of SPWR held by the Company (including for the avoidance of doubt the TTE Investor’s Company Percentage Interest in the shares of SPWR held by the Company) are not acquired by the GIP Investor or any of its Affiliates or converted into the right to receive transaction consideration but rather remain outstanding (whether the transaction consideration is cash or equity securities in the acquiring entity in the Take Private Transaction (i.e. “roll-over”)) after giving effect to such transaction; provided, that in the event the GIP Investor proposes the Take Private Transaction, it shall comply with Section 2.1 of the Affiliation Agreement, such that the Take Private Transaction would qualify as a “Terra Tender Offer” or “Terra Merger” under the Affiliation Agreement; provided, further, that, in the event that the GIP Investor or any of its Affiliates proposes a Take Private Transaction in accordance with this Section 7(d) that is successful, the GIP Investor and the TTE Investor hereby agree to negotiate in good faith to agree on the terms of an amended and restated operating agreement for the Company and/or any applicable holding company as a condition precedent to the consummation of such Take Private Transaction. For the avoidance of doubt, any costs associated with any proposed Take Private Transaction undertaken in accordance with this Section 7(d) shall be borne solely by the GIP Investor and its Affiliates.

(e)          In the event that the GIP Investor or any of its Affiliates proposes a Take Private Transaction and such transaction is not consummated (and whether or not clause (d) above applies), the parties agree that this Letter Agreement shall remain in full force and effect thereafter as if such Take Private Transaction had not been proposed or commenced.

8.          TTE Exit Rights; GIP ROFO.

(a)          Following the second anniversary of the Closing Date and prior to the Target Horizon, the TotalEnergies Member Group shall have the right to effect a complete exit (a “TTE Exit”) from the Company on the terms, and subject to the conditions, set forth in this Section 8, and the TotalEnergies Member Group deliver written notice of such desire (an “Exit Notice”) to the GIP Member Group, including a description of the preferred or proposed (as applicable) TTE Exit.

(b)          Within forty-five (45) days of the receipt of the Exit Notice by the GIP Member Group, the GIP Member Group shall have a right to make a first offer for one hundred percent (100%) of the Units held by the TotalEnergies Member Group (an “Exit Offer” and such Units, the “TTE Units”) to the TotalEnergies Member Group stating (i) the price per Unit in cash at which the GIP Member Group proposes to acquire the TTE Units (the “Exit Price”) and (ii) the other material terms and conditions of such Exit Offer.

(c)          If the TotalEnergies Member Group receives an offer from the GIP Member Group to purchase all of the TTE Units within the forty-five (45) day period provided in Section 8(b) above, then the TotalEnergies Member Group shall be free, at the election of the TotalEnergies Member Group (exercisable in its sole discretion) to either (i) accept the Exit Offer, or (ii) pursue a sale of the TTE Units to a third party Eligible Holder (the “TTE Exit Buyer”). If the TotalEnergies Member Group elects to accept an Exit Offer, the GIP Member Group will have sixty (60) days from such acceptance within which to close their purchase of all of the TTE Units, subject to extension to the extent necessary to satisfy applicable regulatory approvals or other material third party approvals; provided that such material third party approvals would generally be applicable to any acquiror of the TTE Units (and are not approvals of lenders or other contractual counterparties of the GIP Member Group).

(d)          If the TotalEnergies Member Group elects not to accept an Exit Offer made within the forty-five (45) day period provided in Section 8(b) above, then the TotalEnergies Member Group shall be free, at the election of the TotalEnergies Member Group (exercisable in its sole discretion) to (for a period of two hundred seventy (270) days (subject to extension for required regulatory approvals or other material third party approvals) following the conclusion of the forty-five (45) day period provided in Section 8(b) above) Transfer the TTE Units to a TTE Exit Buyer at any price equal to no less than the applicable Exit Price; provided that the provisions of Section 8(f) below are complied with.

(e)          If (i) the TotalEnergies Member Group does not receive an Exit Offer for the TTE Units within the forty-five (45) day period, or (ii) the GIP Member Group does not close its purchase of the TTE Units within sixty (60) days after the TotalEnergies Member Group accepts its Exit Offer pursuant to Section 8(c) above, then for a period of two hundred seventy (270) days (subject to extension for required regulatory approvals or other material third party approvals) following the conclusion of the forty-five (45) day period or the sixty (60) day period provided in Section 8(c) above, as applicable (after which time, any proposed Transfer subject to this Section 8 shall be subject to the applicable provisions of this Section 8 anew to the extent provided herein), the TotalEnergies Member Group shall be free, at the election of the TotalEnergies Member Group (exercisable in its sole discretion) to, Transfer of the TTE Units to any TTE Exit Buyer at any price; provided that the provisions of Section 8(f) below are complied with.

(f)          In the event that the TotalEnergies Member Group pursues any TTE Exit with a TTE Exit Buyer, then as part of any such TTE Exit, (i) the TTE Exit Buyer must be willing to enter into (and must enter into, if requested by the GIP Member Group) a voting agreement with one or more members of the GIP Member Group (or their Affiliates) with respect to the voting of the SPWR shares held by the Company (a “SPWR Voting Agreement”) that would be applicable to the TTE Exit Buyer and the GIP Member Group from and after the consummation of the TTE Exit and that would preserve to the greatest extent practicable for the benefit of the GIP Member Group the benefits available to the Company on the date hereof pursuant to the Affiliation Agreement and the control and influence over SPWR that the Company has on the date hereof (giving effect to, among other things, this Letter Agreement), with the analysis of such preservation specifically taking into account, and being subject to, the fact that SPWR will not be a party to any such SPWR Voting Agreement, and as a result any rights and benefits available to the Company from SPWR under the Affiliation Agreement will expressly not be a part of any such SPWR Voting Agreement; provided, however, that if SPWR requests that the GIP Investor and the TTE Exit Buyer enter into an affiliation agreement that is no more restrictive on the GIP Investor and the TTE Exit Buyer than the Affiliation Agreement is on the TTE Investor, then the TTE Exit Buyer must be willing to enter into such affiliation agreement, (ii) the TotalEnergies Member Group must convey to the GIP Member Group the incremental Units (or shares of SPWR, if applicable) required such that the GIP Member Group would directly or indirectly hold after giving effect thereto 50% of the shares of SPWR held by the Company on the date hereof, and (iii) the GIP Member Group shall provide its consent to the identity of TTE Exit Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(g)          Notwithstanding anything herein to the contrary and for the avoidance of doubt, as part of structuring and consummating any such TTE Exit, the GIP Member Group acknowledges and agrees that various predicate or subsequent steps may need to be taken by the Members and/or the TTE Exit Buyer in order to comply with or otherwise satisfy the terms and conditions of the Affiliation Agreement, and the GIP Member Group agrees to use commercially reasonable efforts to cooperate with the TotalEnergies Member Group and/or the TTE Exit Buyer, as applicable, in undertaking such actions. The actual steps to be taken pursuant to the preceding sentence will depend on the context of the transaction and applicable law. By way of example only, such steps could include, if commercially reasonable, not violative of applicable law and relevant to such context, (i) requiring the Company to reconvey all of its shares of SPWR to the TotalEnergies Member Group, in which case the GIP Member Group would be entitled to a direct reconveyance of a portion of such shares of SPWR held by the Company equal to the aggregate Company Percentage Interest of the GIP Member Group at such time; (ii) causing the Company to convey a portion of the shares of SPWR held by the Company to the Acquirer equal to the aggregate Company Percentage Interest of the TotalEnergies Member Group at such time; (iii) causing the Acquirer or its Affiliate designee to become a Member of the Company; and/or (iv) causing the Company to cooperate with the TotalEnergies Member Group in a Transfer of its Units in the Company or causing the Company to Transfer the TotalEnergies Member Group’s Company Percentage Interest of the shares of SPWR held by the Company, in each case, to more than one Acquirer on terms and conditions that do not impute Schedule 13D group status as defined by the Commission. In determining what steps are appropriate to undertake, the TotalEnergies Member Group shall expressly take into consideration the provisions of Section 2.3(a) of the Affiliation Agreement.

(h)          Additionally, as part of any such TTE Exit, the GIP Member Group acknowledges and agrees that material rights to which the Company would otherwise be entitled (but for such TTE Exit) under the Affiliation Agreement will be lost to the Company and to the GIP Member Group, and that such loss of rights under the Affiliation Agreement shall expressly not be grounds upon which the GIP Member Group could withhold its acceptance of the TTE Exit Buyer.

9.          Drag Right. Each of the Investors hereby acknowledges and agrees that the Investors desire to exit their investment in the Company on or before the fourth anniversary of the Closing Date (the “Target Horizon”). After the Target Horizon, to the extent that the TotalEnergies Member Group and GIP Member Group each still hold Units in the Company as of such time, such Member Groups shall thereafter meet regularly and in good faith to discuss possible Exit Events to cover each of the respective Member Group’s investments in the Company and, indirectly, joint investment in the SPWR Companies.

(a)          If, after the fourth anniversary of the Closing Date, following a good faith discussion of a potential Exit Event during the meetings discussed above, an Investor that is a Member of a Significant Member Group (in such capacity, the “Dragging Member”) (x) formally desires to cause the Company to undergo such Exit Event, pursuant to which each Member will receive a pro rata portion of the proceeds based on its Company Percentage Interest (a “Drag Transaction”) and (y) has received a bona fide offer in customary form from an Acquirer (as defined below) with respect to such Drag Transaction, then the Dragging Member shall deliver to each other Member (“Dragged Member”) written notice of such desire (“Drag Notice”), including: (i) a description of the proposed Drag Transaction, including its structure and any material terms then-known to the Dragging Member, as well as any documents, agreements or other information in the possession of the Dragging Member or any of its Affiliates with respect to the Drag Transaction; (ii) pertinent details regarding the applicable acquirer in the Drag Transaction, including creditworthiness (the “Acquirer”); and (iii) the amount and make up (e.g., cash, stock, etc.) total consideration to be received by the Company and/or the Members as part of the Drag Transaction.

(b)          Upon receipt of any Drag Notice after the fourth anniversary of the Closing Date, each Dragged Member shall thereafter cooperate with the Dragging Member to negotiate and finalize the terms of the Drag Transaction, and once finalized, vote for, consent to and raise no objections against such Drag Notice under this Letter Agreement, whether as a Manager or as a Member, and, subject to the remainder of this Section 9(b), enter into the applicable purchase agreement or other transfer documentation on terms no less favorable than those provided to the Dragging Member by the Acquirer.

(c)          If the Drag Transaction is structured as a (i) merger or consolidation or sale of Units in the Company or other transaction for which dissenter’s, appraisal or similar rights are available under applicable law, notwithstanding anything to the contrary in the Act or under other applicable law, each Dragged Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such transaction; provided that the Dragged Members’ respective stakes in the Company and indirectly in SPWR are treated no less favorably than the Dragging Member’s respective stakes, or (ii) sale of Equity Interests of SPWR (including by recapitalization, consolidation, reorganization, combination or otherwise), each Dragged Member shall agree to sell (and shall execute and deliver applicable assignment and transfer documentation in connection therewith) all of the Company’s Equity Interests of SPWR on the terms and conditions of the Drag Transaction; provided that such assignment and transfer documentation contains terms and conditions for the Dragged Members that are no less favorable than those received by the Dragging Member.

(d)          Each Investor shall be obligated to join in writing on a pro rata basis (based on the Company Percentage Interest of each Investor), in any indemnification, escrow, holdback or other obligations that the Dragging Member agrees to provide in connection with the Drag Transaction; provided, however, that any indemnification provided by the Investors (i) other than indemnification arising from a breach of the representations and warranties made solely by such Dragged Member, shall be several and not joint, (ii) shall be based on the percentage of the proceeds received by such Investor in the Drag Transaction, (iii) shall not exceed 25% of the proceeds received by such Investor in the Drag Transaction (other than in respect of “fundamental” representations such as title to interests), and (iv) may be supported by an escrow established for the Acquirer of not more than ten percent (10%) of the proceeds to be received by such Investor in the Drag Transaction.

(e)          The Dragging Member will bear the costs and expenses incurred by the Company in connection with any Drag Transaction.

(f)          If some or all of the consideration received in connection with the Drag Transaction is other than cash, then such consideration shall be allocated as nearly as practicable in proportion to the aggregate proceeds to be received by each Investor and shall be deemed to have a dollar value equal to the Fair Market Value of such non-cash assets as determined by the Board in its reasonable judgment (subject to the Investors’ rights to call for the use of an Independent Appraiser).

(g)          In connection with any such Drag Transaction, the Investors shall, to the extent practicable, take such other actions as may be reasonably necessary to permit the Acquirer to exercise the rights, and to be subject to the obligations, set forth in Section 2.3 of the Affiliation Agreement.

10.          Tag-Along Rights.

(a)          Other than with respect to any Transfer subject to Section 7 or Section 8, if, from and after the one year anniversary of the Closing Date, an Investor that is a Member of a Significant Member Group desires to Transfer all of its Units to a Third Party (the “Tag-Along Transferee”) other than pursuant to a Permitted Transfer, the Transferor shall, at the election of the non-Transferor Members, be required to offer to include in such proposed Transfer (the “Tag-Along Sale”) a number of Units owned and designated by any other Member (the “Tag-Along Offeree”), in each case in accordance with the terms of this Section 10. Each Tag-Along Offeree shall have the right to include in any Tag-Along Sale a portion of its Units in the Company equal to the portion of the Transferor’s Units that are intended to be acquired by the Tag-Along Transferee in the Tag-Along Sale (the “Tag-Along Percentage”).

(b)          The Transferor shall cause the offer from such Tag-Along Transferee (the “Tag-Along Offer”) to be reduced to writing, which writing shall include (i) an offer to purchase or otherwise acquire Units from the Transferor and the Tag-Along Offerees as required by this Section 10 (the “Tagged Units”), specifying the number of Units that the Tag-Along Transferee has offered to acquire from the Transferor and the applicable Tag-Along Percentage, (ii) a time and place designated for the closing of such Tag-Along Sale, and (iii) the per Unit purchase price proposed to be paid by the Tag-Along Transferee for the Transferor’s and Tag-Along Offeree’s Unit in a Tag-Along Sale, and the Transferor shall deliver the Tag-Along Offer to the other Members (an “Inclusion Offer”).

(c)          Within forty-five (45) days of its receipt of an Inclusion Offer, each Tag-Along Offerees shall have the right (an “Inclusion Right”), exercisable by delivery of written notice to the applicable Transferor, to request to sell in the Tag-Along Sale up to the relevant Tag-Along Percentage of such Tag-Along Offeree’s Units as Tagged Units. If no Tag-Along Offeree affirmatively elects to exercise its Inclusion Right or otherwise do not respond to the Inclusion Offer within the forty-five (45) day period, then the Transferor shall be free to consummate the Transfer to the Tag-Along Transferee.

(d)          If any such Tag-Along Offeree timely elects to exercise its Inclusion Right, at the time and place provided for the consummation of the Tag-Along Sale in the Tag-Along Offer and Inclusion Offer, or at such other time and place as the Transferor, such Tag-Along Offeree and the Tag-Along Transferee may agree, the Transferor and such Tag-Along Offeree shall Transfer to the Tag-Along Transferee all of the Tagged Units. If the Tag-Along Transferee does not agree to take all Tagged Units elected to be included in the Tag-Along Sale by all Tag-Along Offerees who have exercised their Inclusion Rights, then the number of Units to be sold by the Transferor (and each Tag-Along Offeree) to the Tag-Along Transferee shall be proportionately reduced. Upon the consummation of a Tag-Along Sale, each of the Transferor and the Tag-Along Offeree(s) shall receive the percentage of the aggregate consideration for the Tagged Units sold pursuant to the Tag-Along Sale equal to the following formula: (i) the number of associated Units held by such Member that were included in the Tagged Units, divided by (ii) the aggregate number of Units included in the Tagged Units.

11.        Governing Law. This Letter Agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

12.        Assignment. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that, a party may assign its rights and obligations under this Letter Agreement, in whole or in part, to a transferee of such party’s Units pursuant to a valid transfer by such party made in accordance with this Letter Agreement. Such transferee shall be required to have first delivered to the Company a written undertaking to be bound by the terms and conditions of this Letter Agreement, together with such other documents and instruments as the Company reasonably determines to be necessary or appropriate, and shall be a party to this Letter Agreement. Subject to the preceding sentence, this Letter Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. In the event a party no longer holds any Units, such party shall cease to be a party to this Letter Agreement.

13.        Notices. Except as expressly set forth to the contrary in this Letter Agreement, all notices, requests or consents provided for or permitted to be given under this Letter Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, (c) delivering writing to the recipient in person, by courier or (d) delivering such writing by email; and a notice, request or consent given under this Letter Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to an Investor must be sent to or made at the address that an Investor may specify by notice to the other Investors. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the Secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Letter Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.        Remedies. The Company and the Investors shall be entitled to enforce their rights under this Letter Agreement specifically, to recover damages by reason of any breach of any provision of this Letter Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Letter Agreement and that the Company or any Investor may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Letter Agreement.

15.        Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LETTER AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS LETTER AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS LETTER AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LETTER AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16.        No Non-Party Liability. Notwithstanding any other provision of this Letter Agreement to the contrary, this Letter Agreement may be enforced only against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter Agreement, or the negotiation, execution or performance of this Letter Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future Affiliate of any party hereto, or any director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any such party or Affiliate (including any Person negotiating or executing this Letter Agreement on behalf of a party hereto), unless party to this Letter Agreement, shall have any liability or obligation with respect to this Letter Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Letter Agreement, or the negotiation, execution or performance of this Letter Agreement (including a representation or warranty made in or in connection with this Letter Agreement or as an inducement to enter into this Letter Agreement). Each party hereto hereby agrees on behalf of itself and on behalf of each of its Affiliates that any exercise by an Investor (or any of its Manager designees) of its rights hereunder shall not give rise to any claim or cause of action against such Investor by any party or its Affiliates, and each party on its own behalf and on behalf of its Affiliates hereby waives and releases (and shall cause each of its Affiliates to waive and release) any claims or causes of action against each Investor (or any of its Manager designees) that may arise as a result of any such Investor (or any of its Manager designees) exercising its contractual rights hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be signed by themselves or their duly authorized persons, all as of the date first written above.

TTE INVESTOR:

TOTALENERGIES RENEWABLES USA, LLC

By:	/s/ Marc Antoine Pignon
	Name:	Marc-Antoine Pignon
	Title:	Chief Executive Officer

COMPANY:

SOL HOLDING, LLC

By:	/s/ Christopher Gillies
	Name:	Christopher Gillies
	Title:	President and Secretary

Signature Page to Letter Agreement

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be signed by themselves or their duly authorized persons, all as of the date first written above.

GIP INVESTOR:

GIP III SOL ACQUISITION, LLC

By:	/s/ Jonathan Bram
	Name:	Jonathan Bram
	Title:	President

Signature Page to Letter Agreement

Exhibit A

As used in this Letter Agreement, the following terms have the following meanings:

“Acquirer” has the meaning set forth in Section 9(a) of this Letter Agreement.

“Act” means Delaware Limited Liability Company Act, Title 6, §§ 18 101, et seq., as amended from time to time.

“Affiliate” means any Person that is a Subsidiary of, or directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person in question; provided, that notwithstanding the foregoing, (i) each Investor and its Affiliates will be deemed not to be Affiliates of the Company or any of its Subsidiaries and (ii) each Investor and its Affiliates will be deemed not to be an Affiliate of any other Investor or its Affiliates unless there is a basis for such Affiliation independent of such Investors’ respective ownership or Control of the Company.

“Affiliation Agreement” means that certain Affiliation Agreement by and between Total Gas & Power USA, SAS, and SPWR, dated as of April 28, 2011, as amended, modified, supplemented or restated from time to time.

“Applicable TotalEnergies Entity” means TotalEnergies Renewables USA, LLC; provided, however, that if at any time the Group Companies represent 80% or more of the value of the assets held directly or indirectly by TotalEnergies Renewables USA, LLC (treating for this purpose TotalEnergies Renewables USA, LLC as owning its Company Percentage Interest in the Group Companies) the Applicable TotalEnergies Entity shall be TotalEnergies SE.

“Approved Threshold” means the amount set forth on Schedule A.

“Board” means the board of managers of the Company.

“Capital Account” means the “Capital Account” maintained for each Member on the Company’s books and records, which shall be done in accordance with the following:

(a)          To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions, (b) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member pursuant to the LLCA, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)          From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (b) such Member’s allocable share of Net Loss and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to the LLCA, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)          In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

(d)          In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board may make such modification; subject to the rules set forth in and taking into account the amounts distributable to any Member upon the dissolution of the Company. The Board shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contribution” means, with respect to any Member, the total amount of cash or non-cash property contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

“Certificate” means Units evidenced by certificates in a form approved by the Board.

“Closing Date” means the date of this Letter Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the United States Securities and Exchange Commission.

“Company” means Sol Holding, LLC, a Delaware limited liability company.

“Company Percentage Interest” means, as of the date of determination (a) with respect to any Member and particular class or series of Units, that percentage corresponding with the ratio that such Member’s relative number of Units within such class or series bears to the total outstanding number of Units of such class or series held by all Members and (b) with respect to any Member and all Units, that percentage corresponding with the ratio that such Member’s relative Membership Interests represented by its Units bears to the total Membership Interests of all Members represented by their outstanding Units.

“Continuation Fund” means any Investment Fund that is established to hold, directly or indirectly, investments in one or more portfolio companies that are acquired, in whole or in part, from one or more Affiliates of such Investment Fund.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such taxable year, except that (a) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Regulations Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Drag Notice” has the meaning set forth in Section 9(a) of this Letter Agreement.

“Drag Transaction” has the meaning set forth in Section 9(a) of this Letter Agreement.

“Dragged Member” has the meaning set forth in Section 9(a) of this Letter Agreement.

“Dragging Member” has the meaning set forth in Section 9(a) of this Letter Agreement.

“Economic Interest” means a Person’s right to share in the Net Income, Net Loss or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote, consent or otherwise participate in the management of the Company, the right to designate Managers to the Board, or, except as specifically provided in the LLCA or required under the Act, any right to information concerning the business and affairs of the Company.

“Eligible Holder” means (i) with respect to any Transferee other than a Permitted Transferee, a Person (a) with meaningful experience in the industry of SPWR (or who is an Affiliate of such a Person), (b) who is, or who is an Affiliate of a Person (or Affiliated group of Persons), (x) with a tangible net worth of at least $2.0 billion or (y) an Investment Fund with associated assets under management or capital commitments (for the avoidance of doubt, including for this purpose, assets under management and capital commitments of any Affiliates thereof) of at least $2.0 billion, and (c) who is capable of complying with the Company’s and SPWR’s applicable environmental, social and governance related policies in effect at the time of relevant Transfer to such Eligible Holder, (ii) with respect to any Transferee, a Person who is not, and whose Affiliates and its and their respective officers are not (a) Sanctioned Persons, (b) engaged in any dealings with a Sanctioned Person or involving a Sanctioned Territory in a manner that causes any Group Company to be in violation of Sanctions, (c) otherwise in breach of Sanctions, and (d) in breach of any laws that would reasonably be expected to affect its ability to perform its obligations under this Letter Agreement in any material respect.

“Equity Interests” means all shares, capital stock, partnership or limited liability company interests, units, participations, distribution rights or similar equity interests issued by any Person, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding law).

“Exit Event” means any of the following: (a) any merger, conversion, Unit exchange, consolidation or other business combination involving the Company in which Units are exchanged for or converted into cash, securities of a corporation or other business organization or other property; (b) the sale or other Transfer of all or substantially all of the assets of the Company – including the shares of SPWR held directly or indirectly by the Company – to be followed promptly by a liquidation of the Company or a distribution to the Members of all or substantially all of the net proceeds of such Transfer after payment or other satisfaction of liabilities and other obligations of the Company; or (c) the Transfer of all or substantially all of the outstanding Units in a single transaction or a series of related transactions.

“Exit Notice” has the meaning set forth in Section 8(a) of this Letter Agreement.

“Exit Offer” has the meaning set forth in Section 8(b) of this Letter Agreement.

“Exit Price” has the meaning set forth in Section 8(b) of this Letter Agreement.

“Fair Market Value” means the fair market value of the relevant Membership Interest and associated Units, as reasonably determined unanimously by the Board in good faith provided that upon the request of any Manager, such determination shall instead be determined in good faith by the Independent Appraiser, taking into account all factors that such Independent Appraiser determines might reasonably affect such value.

“GIP Investor” has the meaning set forth in the preamble of this Letter Agreement.

“GIP Member Group” means the Member Group of the GIP Investor (or any of its Permitted Transferees).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board and the contributing Member.

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, as of the following times:

(i)          immediately before the acquisition of an additional interest in the Company by a new or existing Member, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(ii)         immediately before the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(iii)        the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(iv)        immediately before the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); and

(v)          at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)          The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board.

(d)         The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e)          If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a), clause (b) or clause (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Loss.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, whether or not drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Inclusion Offer” has the meaning set forth in Section 10(b) of this Letter Agreement.

“Inclusion Right” has the meaning set forth in Section 10(c) of this Letter Agreement.

“Independent Appraiser” means a nationally recognized investment bank or appraisal firm with experience in valuing businesses or non-public securities in the renewable energies industry.

“Investment Fund” means any private equity fund, infrastructure fund, hedge fund, debt fund, sovereign wealth fund, pension fund, endowment, family office, pooled investment fund, or any similar vehicle making financial investments in debt or equity securities or interests as part of the ordinary course of its business (in each case, including any alternative investment vehicles, parallel funds and parallel accounts thereof).

“Investor” has the meaning set forth in the preamble of this Letter Agreement.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as may hereafter be amended from time to time.

“Manager” or “Managers” means “Managers” within the meaning of Section 18-101 of the Act that are natural persons appointed to be on the Board in accordance with the LLCA.

“Member” means, as of the date of this Letter Agreement, the Investors, and each Person after the date of this Letter Agreement who is admitted as a Member in accordance with the terms of the LLCA and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Group” means any Member, together with its Affiliates who are Members (if any).

“Membership Interest” means a Member’s ownership interest in the Company, which may be expressed as one or more Units, including such Member’s right to share in distributions, profits and losses and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members, the right to designate Managers to the Board, and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in the LLCA or otherwise required by the Act.

“Net Income” and “Net Loss” mean, for each fiscal year of the Company or other relevant period, an amount equal to the Company’s taxable income or loss for such fiscal year or relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(c)          If the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)          Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(e)          In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(f)          To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income and Net Loss; and

(g)          Notwithstanding any other provision of this definition, any items of Company income, gain, loss or deduction that are specially allocated pursuant to the LLCA shall not be taken into account in computing Net Income or Net Loss. The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to the LLCA shall be determined pursuant to rules analogous to those set forth in this definition.

“Non-Transferring Member” has the meaning set forth in Section 6(a) of this Letter Agreement.

“Non-Transferring Member Offer” has the meaning set forth in Section 6(b) of this Letter Agreement.

“Offered Unit Price” has the meaning set forth in Section 6(b) of this Letter Agreement.

“Offered Units” has the meaning set forth in Section 6(a) of this Letter Agreement.’

“Officer” means an individual designated by the Board to serve as an officer of the Company.

“Permitted Transferee” means with respect to any Investor, a Person to whom such Investor would be permitted to transfer Units in accordance with the definition of Permitted Transfers.

“Permitted Transfer” means with respect to any Investor, a Transfer by such Investor to (i) any Affiliate of such Investor or (ii) any Investment Fund or Continuation Fund of which such Investor (or an Affiliate, manager or investment advisor of such Investor) serves as the general partner, manager, investment advisor or in a similar investment management or advisor role, in each case, where such Affiliate, Investment Fund or Continuation Fund would qualify as an Eligible Holder under clause (ii) of the definition of Eligible Holder.

“Person” means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, “group” (as such term is defined in Section 13(d) of the Exchange Act) or other entity.

“Regulations” means the proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Sale Notice” has the meaning set forth in Section 6(a) of this Letter Agreement.

“Sanctioned Person” means any Person:

(a)          listed on, or 50% or more owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions laws or in any related official guidance) by one or more person or entity listed on, any applicable U.S. sanctions list;

(b)          a government of a Sanctioned Territory;

(c)          an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory;

(d)          resident in, located in, operating from, or incorporated under the laws of, a Sanctioned Territory; or

(e)          otherwise a target of any Sanctions, or is acting on behalf of any of the persons listed in paragraphs (a) to (d) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Sanctions.

“Sanctioned Territory” means, at any time, a country, region or territory which is the subject or target of any territory-wide or country-wide Sanctions (as of this date: Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctions” means economic or financial sanctions, restrictive measures, trade embargoes or export controls imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union or any member state thereof, (iv) any other jurisdiction in which a Group Company operates, or (v) the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the Department of the Treasury of the United States of America, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government.

“Significant Member Group” means any Member Group who, at an applicable time of determination, in the aggregate holds at least a twenty-five percent (25%) Company Percentage Interest.

“SPWR” means SunPower Corporation, a Delaware corporation.

“SPWR Board of Directors” means the board of directors or similar governing body of SPWR.

“SPWR Companies” means SPWR and its Subsidiaries.

“SPWR Voting Agreement” has the meaning set forth in Section 8(f).

“Subsidiary” means, with respect to any Person (solely for purposes of this definition, the “parent”) at any date, any other Person in which the parent, directly or indirectly, owns (i) Equity Interests that (a) represent more than fifty percent (50%) of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (b) represent more than fifty percent (50%) of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other Persons performing similar functions for and on behalf of such Person, (c) are entitled to more than fifty percent (50%) of the dividends paid and other distributions made by such Person prior to liquidation, (d) constitute more than fifty percent (50%) of a general partner interest, managing member interest or similar Controlling interest or (e) are entitled to more than fifty percent (50%) of the assets of such Person or proceeds from the sale thereof upon liquidation or (ii) any Equity Interests not otherwise described in clause (i) above; provided that for all purposes of this Letter Agreement, any action, obligation covenant or agreement with respect to any Person that is a Subsidiary of the parent solely by reason of this clause (ii) shall only require the parent to use commercially reasonable efforts to exercise any available rights in respect of such action, obligation, covenant or agreement that the parent may have in connection with its direct or indirect owner of Equity Interests in such Subsidiary under the organizational or governance, management or similar documents of such Subsidiary.

“Tag-Along Offer” has the meaning set forth in Section 10(b) of this Letter Agreement.

“Tag-Along Offeree” has the meaning set forth in Section 10(a) of this Letter Agreement.

“Tag-Along Percentage” has the meaning set forth in Section 10(a) of this Letter Agreement.

“Tag-Along Sale” has the meaning set forth in Section 10(a) of this Letter Agreement.

“Tag-Along Transferee” has the meaning set forth in Section 10(a) of this Letter Agreement.

“Tagged Units” has the meaning set forth in Section 10(b) of this Letter Agreement.

“Take Private Merger” has the meaning set forth in Section 7(a) of this Letter Agreement.

“Take Private Tender Offer” has the meaning set forth in Section 7(b) of this Letter Agreement.

“Take Private Transaction” has the meaning set forth in Section 7(b) of this Letter Agreement.

“Target Horizon” has the meaning set forth in Section 9 of this Letter Agreement.

“Third Party” means a Person that is not a Member or Affiliate of a Member.

“TotalEnergies Member Group” means the Member Group of the TTE Investor (or any of its Permitted Transferees).

“Transfer” means, with respect to any Equity Interests, any direct or indirect transfer, sale, assignment, exchange, gift, pledge, grant of a security interest, conveyance or other disposition, whether voluntary, by operation of law or otherwise of all or any portion of such Equity Interests, but in the case of any Investor’s Units excluding an Upstream Transfer. Excluding Upstream Transfers, any reference to a Transfer of Equity Interests will include any direct or indirect transfer, sale, assignment, exchange, gift, pledge, grant of a security interest, conveyance or other disposition of beneficial ownership of Equity Interests or of Control of the Transferor.

“Transferee” means a Person that acquires all or any portion of any subject Equity Interests as a result of a Transfer.

“Transferor” means a Person that Transfers all or any portion of the subject Equity Interests directly or indirectly held by such Person as a result of a Transfer.

“Transferring Member” has the meaning set forth in Section 6(a) of this Letter Agreement.

“TTE Exit” has the meaning set forth in Section 8(a) of this Letter Agreement.

“TTE Exit Buyer” has the meaning set forth in Section 8(c) of this Letter Agreement.

“TTE Investor” has the meaning set forth in the preamble of the Letter Agreement.

“TTE Units” has the meaning set forth in Section 8(b) of this Letter Agreement.

“Unit” means limited liability company interests in the Company expressed as units .

“Upstream Transfer” means (a) with respect to any Investor that is Controlled by an Investment Fund, any direct or indirect transfer, sale, assignment, exchange, gift, pledge, grant of a security interest, conveyance or other disposition of Equity Interests in such Investment Fund (or any Affiliated investment vehicle or other Affiliate thereof) that do not have the right to vote with respect to, or otherwise Control, the day-to-day management activities of such Investment Fund (or investment vehicle or Affiliate), (b) the transfer, sale, assignment, exchange, gift, pledge, grant of a security interest, conveyance or other disposition of any Equity Interests in an Investor, or in any Person Controlling such Investor, which in either case are listed on a national securities exchange and registered under the Exchange Act at the time such Investor became a Member or (c)  with respect to any Investor, a transfer, sale, assignment, exchange, gift, pledge, grant of a security interest, conveyance or other disposition of Equity Interests of the ultimate parent entity (through direct or indirect ownership or Control) of such Investor, which ultimate parent entity for purposes of (i) any Investor that is Controlled by an Investment Fund shall include the general partner, managing member or manager of such Investment Fund or of any direct or indirect owner of Equity Interests of such general partner, managing member or manager, and (ii) the TTE Investor shall be the Applicable TotalEnergies Entity.